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TEMA ETF Trust 485BPOS

Exhibit 99.(e)(2)

SHARED SERVICES AGREEMENT

This Shared Services Agreement (the “Agreement”) is made as of December __, 2025 (the “Effective Date”) between Vigilant Distributors, LLC (“Vigilant Distributors”) and Tema ETFs LLC, (the “Firm”). Vigilant Distributors and the Firm are referred to collectively as the “Parties.”

WHEREAS, Vigilant Distributors is a licensed broker-dealer, registered and in good standing with the United States Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”) and has FINRA membership agreement permissions sufficient to permit its registered representatives to market registered investment company and privately offered pooled investment vehicles including those exempt from registration under Section 506(b)(“Private Funds”) (collectively “Products”); and

WHEREAS, the Firm is a SEC-registered investment adviser that provides investment management services to registered investment companies and private funds and employs individuals that provide marketing and sales of its investment strategies and Products to broker-dealers, registered investment advisers, family offices, private banks, consultants, financial services platforms, financial advisers and similar financial intermediaries (“Financial Intermediaries”) that may have customers interested in purchasing shares or interests of registered funds or Private Funds (collectively, the “Funds”); and

WHEREAS, certain employees of the Firm wish to become independent contractor registered representatives of Vigilant Distributors (who shall enter into a contract via Schedule B, which may be amended from time to time with the agreement of the Parties – such individuals being referred to as the “Contractors”) and the Firm wishes to open and operate (to the extent appropriate within the applicable licensure of the Contractors) a Branch Office of Vigilant Distributors located at Brookfield Place, 200 Vesey Street, Suite 24106, New York, NY 10281, (the “Branch”) and/or an alternative location or locations as may be required (the “Alternative Branches”) (collectively, the “Branches”). Each of the Contractors will be (or will become, before commencing work that requires a securities/brokerage industry license) an appropriate licensed registered representative of Vigilant Distributors; and

WHEREAS, the Firm requests that Vigilant Distributors cause various employees to become and remain registered representatives and/or U-4 filed associated persons and to be supervised from the Branches; and

WHEREAS, for each RR (as defined below), Vigilant Distributors’ registration of such person as a RR of Vigilant Distributors will be: (a) subject to a satisfactory outcome from an internal hiring review consistent with FINRA Regulatory Notice 07-55 and Vigilant Distributors’ written supervisory procedures, and (b) subject to the signature of the RR of a mutually agreeable at-will employment or independent contractor or similar agreement in the form of Schedule B, whereby among other things, the signatory individual agrees that he or she has reviewed and will strictly abide by Vigilant Distributors’ written supervisory procedures; and

WHEREAS, Vigilant Distributors has agreed to provide the services of this Agreement, as of the Effective Date of this Agreement, and during the existence of this Agreement, to supervise the Branch and/or Alternative Branches (subject to the overall supervision of Vigilant Distributors’ Chief Compliance Officer (“CCO”) or his designees); and

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NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

SECTION 1. DUTIES OF VIGILANT DISTRIBUTORS.

(a)	Subject to the terms of this Agreement, Vigilant Distributors shall:

(i)	At the request of the Firm, carry the registered representative or principal license of those employees of the Firm who will service or assist in the marketing of the Funds (such registered representatives and registered principals, the “Registered Reps” or “RRs”) to Financial Intermediaries; and

(ii)	With the cooperation of the Firm and the Registered Reps, cause the Registered Reps to be registered and qualified as appropriate with the SEC, FINRA, and any appropriate State securities regulators as “associated persons” of Vigilant Distributors within the meaning of Section 3(a)(18) of the Securities Exchange Act of 1934, as amended (“1934 Act”); and

(iii)	Monitor compliance of Registered Reps with: (1) applicable securities laws, ordinances, rules, regulations, and interpretations (“Applicable Laws”) and (2) Vigilant Distributors’ manuals, rules, procedures and instructions (“Vigilant Distributors Procedures”), in each case as in effect from time to time; and

(iv)	Provide: (A) a compliance manual to each RR; (B) training of each RR with regard to compliance and permissible practices; and (C) appropriate materials related to the firm and regulatory elements of the continuing education program, including notification and monitoring of RR participation; and

(v)	Notify the Firm if any Registered Rep is terminated by Vigilant Distributors for “Cause” or other reason. For purposes of this section, Cause shall mean a Registered Rep’s gross negligence in the performance of any of his/her obligations under the Rep Agreement or material breach of the Rep Agreement, or such Registered Rep’s material breach of any of his/her obligations in connection with complying with Advisor’s or Vigilant Distributors’ compliance procedures.

(b)	Vigilant Distributors’ obligation hereunder to register, qualify and hold the license of any Registered Rep shall be subject to the following:

(i)	Registered Reps must have and maintain all appropriate licenses with FINRA;

(ii)	Registered Reps must not have been or currently be subject to, or threatened with, any material (in Vigilant Distributors’ reasonable discretion) customer complaint or sanction by FINRA, the SEC, any State Securities regulator or any law enforcement agency or other party;

(iii)	Registered Reps must agree to comply, and must comply, with all Applicable Laws and Vigilant Distributors Procedures;

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(iv)	Each Registered Rep and Vigilant Distributors must enter into an Agreement in substantially the same form as attached hereto as Schedule B or such other form as the Parties may agree (a “Rep Agreement”).

(c)	The services of Vigilant Distributors under this Agreement are not to be deemed exclusive, and nothing herein contained shall prevent Vigilant Distributors from entering into like arrangements with other parties.

SECTION 2. DUTIES OF MARKETER

(a)	Because each Registered Rep is an employee or agent of the Firm, the Firm shall implement commercially reasonable policies and procedures to help ensure that with respect to the Registered Reps’ activities as a registered representative of Vigilant Distributors:

(i)	Registered Reps engage only in activities permitted by Vigilant Distributors; and

(ii)	Registered Reps comply with their obligations under their respective Rep Agreements and with all Applicable Laws and Vigilant Distributors Procedures, as well as the Investment Advisers Act of 1940, as amended, and other laws and regulations that pertain to the Firm’s business.

(b)	the Firm shall furnish to Vigilant Distributors any information reasonably requested by Vigilant Distributors that is required for Vigilant Distributors to perform its duties under this Agreement.

(c)	the Firm shall maintain either a branch office, a supervisory branch office or an office of supervisory jurisdiction, as Vigilant Distributors in its sole discretion shall deem appropriate, at Brookfield Place, 200 Vesey Street, Suite 24106, New York, NY 10281 (“Branch”) and provide a FINRA Series 24 or Series 26 registered principal (a “Supervising Principal”) to supervise the Branch. Registered Reps at other locations will be assigned to the Branch. If at any time the Firm does not have a required Supervising Principal, the Firm shall promptly notify Vigilant Distributors, and will use its best efforts to obtain or replace the required Supervising Principal within ten (10) days of the Initial Supervising Principal’s or a former Supervising Principal’s departure, or Firm shall be subject to the On-site Supervision Fee, as outlined in Schedule A.

(d)	the Firm shall ensure that Registered Reps in all offices deemed to be non-branch branches attend in-person compliance meetings at the Branch or via electronic means as permitted by Vigilant Distributors’ Compliance Department.

(e)	the Firm shall not permit any employee or agent of the Firm that is not a Registered Rep to engage in any activities related to the offering of shares or interests of the Funds, except for ministerial or administrative activities in support of permitted Registered Rep activities or that otherwise would not require registration as a registered representative of a broker-dealer.

(f)	the Firm agrees that Registered Reps are subject to all securities related disciplinary proceedings of Vigilant Distributors or any applicable regulatory body.

(g)	the Firm will dismiss, suspend or remove from securities sales activities any Registered Rep whom the SEC, FINRA or state securities administrator bars or suspends from being associated with Vigilant Distributors or any other broker-dealer.

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(h)	the Firm represents that all Registered Reps are required to report their personal securities transactions to the Firm pursuant to the Firm’s Code of Ethics or insider trading policy, via Vigilant’s ComplySci access. The Firm represents that it will use commercially reasonable efforts to promptly inform Vigilant Distributors should any Registered Representative materially violate the Firm’s Code of Ethics or insider trading policy to the extent that such violation would be a disclosable event on the Registered Representative’s Form U4 or reportable by Vigilant Distributors pursuant to FINRA Rule 4530.

(i)	the Firm shall provide Vigilant Distributors with (or cause Registered Reps to provide):

(i)	notification if any Registered Rep is no longer required to report their personal securities transactions to the Firm pursuant to the Firm’s code of ethics or insider trading policy or the Firm’s termination or disciplining of such Registered Representatives; and

(ii)	access to Registered Rep reportable securities records under the Firm’s code of ethics or insider trading policy, upon Vigilant Distributors’ reasonable written request.

If any Registered Rep does not report his or her personal securities transactions to the Firm pursuant to the Firm’s Code of Ethics or insider trading policy, the Firm agrees to identify such Registered Representative to Vigilant Distributors and ensure that such Registered Representative forwards duplicate statements to Vigilant Distributors’ Compliance Department. Such securities reporting shall be conducted, on the Compliance Science Platform (or other such mutually agreed upon platform) for an additional fee, payable by the Firm to Compliance Science, as described in the separate Compliance Science Platform Agreement executed by the Firm.

(j)	the Firm shall provide Vigilant Distributors access to a mutually agreed upon vendor utilized by the Firm to retain and capture all Registered Rep e-mails pursuant to the rules and regulations of the SEC and FINRA, or the Firm shall utilize Vigilant’s email retention system. Any cost associated with this access and review shall be paid by the Firm.

SECTION 3. REGISTERED REPS

(a)	Vigilant Distributors may terminate or suspend as an “associated person” of Vigilant Distributors any Registered Rep who does not continue to comply with the standards set forth in Section 1(b) of Schedule B or who is barred from association with any other registered broker-dealer. The Firm acknowledges and agrees that (i) the SEC, FINRA, or any state securities regulators may bar or suspend from association with Vigilant Distributors or any other broker-dealer a Registered Rep; and (ii) that Vigilant Distributors shall have no obligation to the Firm to contest any such action. the Firm further agrees that the Firm will dismiss, suspend or remove from securities sales activities any Registered Rep whom the SEC, any state securities administrator, FINRA or Vigilant Distributors bars or suspends from being associated with Vigilant Distributors or any broker-dealer.

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SECTION 4. FEES AND PAYROLL SERVICES

(a)	In consideration of the services provided by Vigilant Distributors pursuant to this Agreement, the Firm hereby agrees to pay Vigilant Distributors the fees set forth in Schedule A hereto and incorporated herein by reference (and subject to increase or decrease in accordance with any subsequent written agreement between the Parties) – the “Fee”). Unless otherwise noted, all fees are billed on a monthly basis, are payable in advance, and are due on or before the 1st day of each calendar month.

(b)	Registered Reps will not receive any form of compensation from Vigilant Distributors, besides commissions actually received, and Vigilant Distributors will have no obligation to reimburse any expenses incurred by any Registered Rep. Nothing herein shall obligate Vigilant Distributors to make payment to the Firm or RRs unless Vigilant Distributors has received such funds from such other parties, and Vigilant Distributors has received its fees due.

(c)	All Registered Rep, FINRA fees, and other supervisory or regulatory fees are due by check, ACH, or wire before Vigilant Distributors is required to register any person or entity. Vigilant Distributors will provide an invoice setting forth such amounts due. These amounts are non-refundable. Vigilant Distributors will hold back 5% of all revenue received by Broker-Dealer including, but not limited to, success, retainer, and other fees. On a monthly basis, in arrears, Vigilant Distributors will reconcile the current held back revenue with the Fees owed to it under Schedule A and will pass the remaining funds on to the Firm to be distributed to the Registered Reps accordingly, which amounts will be paid by Vigilant Distributors within 30 days of such determination.

SECTION 5. ACCESS

Vigilant Distributors’ compliance and supervisory personnel and representatives of state and federal regulatory authorities and of any other entity having jurisdiction over the operations of Vigilant Distributors, including, but not limited to, the SEC, FINRA and state securities regulators, shall have unimpeded access to the Registered Rep office locations during the Firm’s normal business hours and to all records maintained in connection with the activities of the Registered Rep; provided, however, that such access is subject to security requirements of the Firm and to applicable state and federal law.

SECTION 6. CERTAIN REPRESENTATIONS AND WARRANTIES OF FIRM

The Firm represents and warrants to Vigilant Distributors, that:

(a)	the Firm has full power and authority to enter into this Agreement; and

(b)	this Agreement has been duly authorized and is binding upon the Firm;

(c)	this Agreement has been signed by the Firm and by a person who is duly authorized to do so; and

(d)	the terms herein do not violate any term or condition of any document binding upon or affecting the Firm.

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SECTION 7. CERTAIN REPRESENTATIONS AND WARRANTIES OF VIGILANT DISTRIBUTORS

Vigilant Distributors represents and warrants to the Firm, that:

(a)	Vigilant Distributors has full power and authority to enter into this Agreement;

(b)	this Agreement has been duly authorized and is binding upon Vigilant Distributors;

(c)	this Agreement has been signed by Vigilant Distributors and by a person who is duly authorized to do so; and

(d)	the terms herein do not violate any term or condition of any document binding upon or affecting Vigilant Distributors.

SECTION 8. COMPLIANCE

(a)	Subject to the terms set forth in Section 2(b), the Firm agrees to maintain a Series 24 Principal at Branch offices, and to cooperate with Vigilant Distributors compliance reviews which Vigilant Distributors conducts in its discretion.

(b)	Notwithstanding anything to the contrary in this Agreement, Vigilant Distributors or the Firm or any of their affiliates, shall not be required to engage in any activities prohibited by state or federal law or regulation. In the event that either the Firm or Vigilant Distributors violates or is deemed to be in violation of any federal or state law, statute, ordinance, rule or regulation now or hereafter in effect which relates to this Agreement or to the services to be performed hereunder, each other party if so requested, agrees to reasonably assist the party in violation in taking appropriate measures to discontinue the illegal activity and to bring itself into compliance with said law, statute, ordinance, rule or regulation.

SECTION 9. CONFIDENTIALITY

(a)	The Firm acknowledges that in the course of his/her engagement with Vigilant Distributors, the Firm may have access to and become familiar with various trade secrets and other proprietary information relating to the business of Vigilant Distributors, including, without limitation, financial data, business projections and forecasts, marketing studies, profits, costs, business systems, methods and techniques, valuation methods and models, compensation methods and programs, scientific, engineering and technical know-how, compilations of information, records, sales procedures, pricing and bidding techniques, client lists and data, computer programs and software, source codes, and other computer materials and data, whether in paper, electronic or other form and whether oral or written, which are owned or controlled by Vigilant Distributors and are and will be used in the operation of Vigilant Distributors’ business (all or any of which is herein referred to as the “Confidential Information”). Confidential Information does not include any of the foregoing items which has been made generally available to the public and become publicly known through no wrongful act of the Firm or other individual employed by the Firm owing a duty of confidentiality to Vigilant Distributors or the Firm.

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(b)	The Firm agrees that he/she will not, either directly or indirectly (except as required in the course of the Firm’s engagement with Vigilant Distributors, consistent with Vigilant Distributors’ policies and procedures), use, disclose or disseminate to any other person, lecture upon, publish articles concerning, or otherwise employ any of the Confidential Information.

(c)	Vigilant Distributors understands and acknowledge that Vigilant Distributors will be in receipt of confidential information relating to the Firm’s business as conducted through Vigilant Distributors. Such information may be subject to confidentiality and non-disclosure agreements with such clients with respect to such information. Vigilant Distributors hereby agrees to (a) hold such confidential information in confidence in accordance with standard industry practices, (b) unless so ordered by a court or other body with authority over the Vigilant Distributors not disclose such confidential information to any third party other than regulatory bodies, Vigilant Distributors’ attorneys or due agents acting on behalf of Vigilant Distributors or (c) use such confidential information only as required to remain in compliance with the SEC or FINRA rules and regulations or as reasonably contemplated by this Agreement. Such information will no longer be considered confidential, at the latest, one year after the termination of this agreement.

(d)	It is agreed that “clients” under the contemplated engagements shall not be considered the “property” of Vigilant Distributors. The Firm’s records as to the Firm clients shall, should this Agreement be terminated, be the property of the Firm (or, if the Firm so elects, the Contractor). Notwithstanding the above, should the Agreement be terminated, Vigilant Distributors may retain originals or duplicates of all records as may be required by applicable rules, regulations, or internal record retention policies (provided that the Firm, or such other FINRA member broker-dealer as the Firm may designate, is also provided a copy or original of same).

SECTION 10. TERM AND TERMINATION

(a)	This Agreement shall be effective as of the Effective Date, and unless terminated as provided herein, shall continue for two (2) years from its effective date. Thereafter, this Agreement shall automatically renew for successive one (1) year increments unless either party provides at least one hundred twenty (120) days’ prior written notice of termination before the end of the then current Term.

(b)	If Vigilant Distributors fails to deliver the specific services set forth herein and acts in a negligent manner, Vigilant Distributors shall be given thirty (30) days written notice to cure. If Vigilant Distributors fails to cure within thirty (30) days after written notice to Vigilant Distributors, the Firm shall have the right to terminate this Agreement. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement immediately for cause, including, without limitation, material regulatory breach, material nonperformance, willful misconduct, fraud, or gross negligence by either party.

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(c)	No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by both parties.

SECTION 11. MISCELLANEOUS

(a)	This Agreement will bind and be for the benefit of the Parties to the Agreement and their successor and permitted assigns, provided that this Agreement may not be assigned by either Party without the consent of the other Party.

(b)	This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles.

(c)	If any provision of this Agreement is or should become inconsistent with any law or rule of any governmental or regulatory body having jurisdiction over the subject matter of this Agreement, the provision will be deemed to be rescinded or modified in accordance with any such law or rule.

(d)	No term or provision of this Agreement may be waived or changed except in writing signed by the party against whom such waiver or change is sought to be enforced.

(e)	This Agreement may be executed in any number of counterparts (including facsimile signature), and each of such counterparts shall, for all purposes, constitute one agreement binding on both Parties, notwithstanding that both Parties are not signatories to the same counterpart.

(f)	Invoices for fees and expenses due to Vigilant Distributors hereunder and as set forth in Schedule A hereto shall be sent by Vigilant Distributors to the address furnished herein or to the Address provided by the Individual Signatory to Schedule B unless and until changed by the Firm (the Firm to provide reasonable advance notice of any change of billing address to Vigilant Distributors):

SECTION 12. INDEMNIFICATION

(a)	The Firm hereto agrees to indemnify and hold harmless Vigilant Distributors and its employees and agents against any losses, claims, damages, or liabilities (including, without limitation, reasonable attorneys’ fees (“Losses”) to which it may become subject as a result or in connection with this Agreement or the actions of personnel of Firm acting as registered representatives of Vigilant Distributors, except as a result of Vigilant Distributors’ gross negligence, willful misconduct or bad faith as determined in a final judgment by a court of competent jurisdiction. Firm will indemnify Vigilant Distributors and any of its employees or agents from any actions or suits brought against Vigilant Distributors, to the extent permitted by law.

(b)	The foregoing provisions of indemnity shall survive the termination of this Agreement and shall in no respect limit or restrict any other remedies which may be available to an indemnified party.

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SECTION 13. FORCE MAJEURE

No party to this Agreement shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, pandemics, insurrection, war, riots or failure of the mails or any transportation medium, communication system or power supply; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

SECTION 14. NOTICES

Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by, facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Vigilant Distributors or the Firm, as the case may be. Notice shall be given to each party at the following address:

To Vigilant Distributors:

Vigilant Distributors, LLC

Attention: Patrick Chism

223 Wilmington West Chester Pike Suite 216

Chadds Ford, PA 19317

Email: patrick@vigilantdistributors.com

& legal@ vigilantdistributors.com

Telephone: 484 840 3701

To FIRM:

Tema ETFs LLC,

Attn:

Brookfield Place,

200 Vesey Street,

Suite 24106,

New York, NY 10281

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THIS AGREEMENT is entered into as of the date first above set forth.

VIGILANT DISTRIBUTORS, LLC

By:
Name: Patrick Chism
Title: CEO

Address:
223 Wilmington West Chester Pike
Suite 216
Chadds Ford, PA 19317

TEMA ETFs LLC

By:
Name: Maurits Pot
Title: Director

Address: Brookfield Place, 200 Vesey Street, Suite 24106, New York, NY 10281

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Schedule B

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

This Independent Contractor Agreement (the “ Agreement”) is entered into by and among __________ a resident of ________________ (“Contractor”) and Vigilant Distributors, LLC (the “Vigilant Distributors”) a Pennsylvania limited liability company, with its principal place of business at 223 Wilmington West Chester Pike, Suite 216, Chadds Ford, Pennsylvania 19317 (the “Parties”). [FIRM NAME], (the “the Firm”), a [STATE OF INCORPORATION OR REGISTRATION] with its principal place of business at [FIRM OFFICE ADDRESS], will also be referenced from time to time to clarify certain sections of this agreement.

WHEREAS, Vigilant Distributors is registered as a broker-dealer with the Securities and Exchange Commission (“SEC”) and is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, Vigilant Distributors and the Firm have entered into a Shared Services Agreement (the “SSA”) dated _______________, incorporated herein by reference;

WHEREAS, Contractor is an employee or agent of the Firm; and

WHEREAS, Vigilant Distributors desires to retain Contractor to provide certain marketing services with respect to certain investment advisers and their products and services (collectively “Products”) as listed in Schedule C to the attached SSA as hereinafter defined as the same may be amended from time to time, and, on approval of Vigilant Distributors, potentially other products and product lines;

NOW THEREFORE, in consideration of the mutual obligations specified in this Agreement and any compensation paid to the Contractor for the Services (as defined below), Vigilant Distributors and the Contractor agree to the following:

1.	Services

a.	During the term of this Agreement, Contractor, as a FINRA registered representative (“Rep” or “Registered Rep”) of Vigilant Distributors, shall engage in marketing and wholesaling services with respect to the Products listed in Schedule C (the “Services”). Such marketing and wholesaling services shall be limited to those institutions who meet eligibility standards as set forth under applicable offering documents, federal law, or any other regulatory authority. Registered Reps shall also perform the following marketing services for Products as outlined below:

i.	discuss Products listed on Schedule C with financial intermediaries, provided that, to the extent required by FINRA regulations or Vigilant Distributors’ Manual (as hereinafter defined), the Registered Rep shall complete or require the financial intermediary to complete a suitability assessment in accordance with FINRA Conduct Rule 2111;

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ii.	discuss Products listed on Schedule C with a prospective Institutional Investor, provided that the Registered Rep does so in a manner generally consistent with applicable suitability standards, including but not limited to FINRA Conduct Rule 2111 and related regulatory notices issued by FINRA regarding suitability obligations to Institutional Investors, notwithstanding the fact that such Institutional Investor may not be a customer of Vigilant Distributors;

iii.	address employers, sponsors or trustees of employee benefit plans (with respect to the plan to which the employers, sponsors or trustees are related), provided that the Registered Rep shall not make recommendations to any plan participant regarding the suitability of the Products listed on Schedule C for investment without the authorization of Vigilant Distributors;

iv.	respond to unsolicited requests for Products listed on Schedule C’s information from any person, provided that with respect to any funds that are not registered under the Securities Act of 1933, as amended (the “1933 Act”), provided that the Registered Rep may only respond to requests from financial intermediaries and accredited investors whom the Registered Rep has not contacted via any general solicitation or general advertising (as such terms are generally interpreted by SEC staff);

v.	explain details about or features concerning Products listed on Schedule C to a financial intermediary (i.e., a registered broker-dealer or investment adviser) or consultant; and

vi.	in connection with the foregoing, use sales material that has been reviewed (by, or in a manner approved in writing by, Vigilant Distributors) for compliance with federal securities laws and FINRA rules;

b.	Notwithstanding anything to the contrary herein, including specifically section 3(a) above, while acting as a registered representative of Vigilant Distributors, a Registered Rep shall not:

i.	actively engage in activities involving the offering of securities other than interests of the Products (in an activity known as private securities transactions or “selling away” under FINRA Rule 3280 – unless greater allowance is permitted in a later rule amendment or deletion of FINRA Rule 3280 – such as currently proposed FINRA Rule 3290 – in which case this Section 1(b)(i) will be interpreted light of any applicable new or amended rule), unless (A) prior written notice is given to Vigilant Distributors’ Compliance Department and (B) prior written approval is granted (it being understood that acting as a solicitor for separately managed account products under Rule 206(4)-3(d) under the Investment Advisers Act of 1940 will be outside the scope of this Agreement);

ii.	engage in broker-dealer activities other than as set forth in this Agreement or otherwise approved by Vigilant Distributors;

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iii.	engage in any securities sales activity in the event the Registered Rep is barred or suspended from being associated with Vigilant Distributors or any other broker-dealer by the SEC, any state securities administrator, FINRA or Vigilant Distributors;

iv.	accept monies for investment in the Products from any investor or potential investor; or

v.	present or offer any Products to any offshore investor, unless approved in writing in advance by Vigilant Distributors.

c.	Vigilant Distributors may terminate or suspend as an “associated person” of Vigilant Distributors any Registered Rep who does not continue to meet the criteria set forth in section 1(b) above or who is barred from association with any other registered broker-dealer.

d.	Contractor will determine the method, details, and means of performing the Services. Contractor will use his/her best efforts to perform the Services in a manner satisfactory to Vigilant Distributors. Contractor shall provide Vigilant Distributors and the Firm with periodic status reports as to the Services performed at such times as Vigilant Distributors may reasonably request in writing and to provide such other information or documentation as reasonably requested by Vigilant Distributors or the Firm promptly.

2.	Registration

Vigilant Distributors agrees to maintain the Rep’s FINRA registration in accordance with (a) the Shared Services Agreement entered into by and between the Firm and Vigilant Distributors dated as of _____________(the “SSA”); (b) applicable securities laws and regulations; and (c) Vigilant Distributors’ Registered Representative Compliance and Supervisory Procedures Manual (the “Manual”).

3.	Compensation

Contractor will be compensated in such amounts as determined by Vigilant Distributors. Nothing herein shall obligate Vigilant Distributors to make payment to the Firm or Registered Reps unless Vigilant Distributors has received such funds from such other parties, and Vigilant Distributors has received the Fees and expenses due.

4.	Independent Contractor

a.	Contractor agrees and acknowledges that he/she is not an employee of Vigilant Distributors and is not authorized to act as an employee of Vigilant Distributors. Under no circumstances shall Contractor look to Vigilant Distributors as his/her employer, or as a partner, or principal. Contractor shall not be entitled to any benefits accorded to Vigilant Distributors’ employees including worker’s compensation, disability insurance, vacation or sick pay. The Firm shall be responsible for providing, at the Firm’s expense, and in the Firm’s name, worker’s compensation, commercial general liability and/or other insurance, as well as licenses and permits usual or necessary for Services to be performed by a Contractor on behalf of the Firm.

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b.	Contractor shall pay, when and as due, any and all taxes incurred as a direct result of Contractor’s receipt of compensation, including without limitation any and all federal income taxes, territorial taxes, estimated taxes, or taxes imposed upon revenue or income by any governmental entity having taxing authority with respect to Contractor, and Contractor shall provide Vigilant Distributors with proof of payment on demand. Contractor shall indemnify Vigilant Distributors for any claims, losses, costs, fees, liabilities, damages or injuries incurred by Vigilant Distributors arising out of Contractor’s breach of this section, including any claim against Vigilant Distributors by any taxing authority as a result of the services provided by Contractor under this Agreement.

5.	Non-Exclusive Arrangement

Contractor may represent, represent services for, or be employed by any additional persons, or companies provided such other services do not involve the marketing or selling of securities products, but must be approved prior to such activities, in accordance with Vigilant Distributors and the Firm’s policy pertaining to outside business activities.

6.	Confidentiality

a.	Contractor acknowledges that in the course of his/her engagement by Vigilant Distributors, Contractor may have access to and become familiar with various trade secrets and other proprietary information relating to the business of Vigilant Distributors, including, without limitation, financial data, business projections and forecasts, marketing studies, profits, costs, business systems, methods and techniques, valuation methods and models, compensation methods and programs, scientific, engineering and technical know-how, compilations of information, records, sales procedures, pricing and bidding techniques, client lists and data, computer programs and software, source codes, and other computer materials and data, whether in paper, electronic or other form and whether oral or written, which are owned or controlled by Vigilant Distributors and are and will be used in the operation of Vigilant Distributors’ business (all or any of which is herein referred to as the “Confidential Information”). Confidential Information does not include any of the foregoing items which has been made generally available to the public and become publicly known through no wrongful act of Contractor or other individual employed by the Firm owing a duty of confidentiality to Vigilant Distributors or the Firm.

b.	Contractor agrees that he/she will not, either directly or indirectly (except as required in the course of Contractor’s engagement with Vigilant Distributors, consistent with Vigilant Distributors’ policies and procedures), use, disclose or disseminate to any other person, lecture upon, publish articles concerning, or otherwise employ any of the Confidential Information.

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c.	Vigilant Distributors understands and acknowledge that Vigilant Distributors will be in receipt of confidential information relating to Contractor’s and/or the Firm’s business as conducted through Vigilant Distributors. Such information may be subject to confidentiality and non-disclosure agreements with such clients with respect to such information. Vigilant Distributors hereby agrees to (a) hold such confidential information in confidence in accordance with standard industry practices, (b) unless so ordered by a court or other body with authority over the Vigilant Distributors not disclose such confidential information to any third party other than regulatory bodies, Vigilant Distributors’ attorneys or due agents acting on behalf of Vigilant Distributors or (c) use such confidential information only as required to remain in compliance with the SEC or FINRA rules and regulations or as reasonably contemplated by this Agreement. Such information will no longer be considered confidential, at the latest, one year after the termination of this agreement.

d.	It is agreed that “clients” under the contemplated engagements shall not be considered the “property” of Vigilant Distributors. Contractor’s and the Firm’s records as the Firm/Contractor clients shall, should the SSA be terminated, be the property of the Firm (or, if the Firm so elects, the Contractor). Notwithstanding the above, should the SSA be terminated, Vigilant Distributors may retain originals or duplicates of all records as may be required by applicable rules, regulations or internal record retention policies (provided that the Firm, or such other FINRA member broker-dealer as the Firm may designate, is also provided a copy or original of same).

7.	Termination of Agreement

a.	Either party may terminate this Agreement with or without cause, with sixty (60) days’ prior written notice.

b.	This Agreement shall terminate automatically should Contractor cease to engage in the Services with respect to the Funds or upon termination of Contractor’s employment with the Firm.

c.	Vigilant Distributors shall have the right in its sole discretion to terminate this Agreement immediately in the event of Contractor’s material breach of any term of this Agreement, including Contractor’s failure to comply with the Procedures (as defined below), or violation by Contractor of any applicable law.

d.	Termination of this Agreement for any reason shall result in Vigilant Distributors filing of a Form U-5 for Contractor with FINRA.

e.	Except as otherwise expressly stated in the Agreement, upon termination of this Agreement, neither Contractor nor Vigilant Distributors shall have any further obligation under this Agreement.

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f.	In the event of termination, Sections 6, 7, 8, 9 and 11 of this Agreement shall survive for a period of one (1) year following the expiration or termination of this Agreement.

8.	Contractor’s Representations, Covenants and Indemnities

a.	Representations. Contractor hereby represents to Vigilant Distributors that he/she:

i.	shall be solely responsible for the professional performance of the Services; and

ii.	has not entered into any agreement that prohibits all or any part of the Services to be performed under this Agreement.

b.	Covenants. Contractor hereby covenants to Vigilant Distributors that he/she will:

i.	inform Vigilant Distributors promptly of any activities which may make Contractor ineligible for registration;

ii.	keep the Contractor’s Form U-4 accurate and complete by immediately informing Vigilant Distributors of any changes to the information previously reported or notifying Vigilant Distributors of any reportable events or disclosures (e.g., change of address, termination of employment; bankruptcy, charged with a crime, etc.);

iii.	comply with all written policies and procedures established and made known to Contractor by Vigilant Distributors, including, without limitation, the Manual, as amended from time to time (collectively referred to as “Policies and Procedures”);

iv.	comply with all applicable securities laws, rules and regulations relating to the Services provided hereunder, including but not limited to the rules of FINRA and the SEC (“Applicable Laws”);

v.	participate in Vigilant Distributors’ annual compliance meeting;

vi.	promptly participate in and comply with all required firm and regulatory elements of Vigilant Distributors’ continuing education plan; and

vii.	promptly respond to all requests from Vigilant Distributors, including but not limited to, requests for information, completion of periodic compliance questionnaires, responses to any regulatory or compliance matters or follow-ups.

9.	Arbitration

Contractor agrees to arbitrate any dispute, claim or controversy that may arise between Contractor and Vigilant Distributors that is required to be arbitrated under the rules, constitutions or by-laws of FINRA as may be amended from time to time and that any arbitration award rendered against Contractor may be entered as a judgment in any court of competent jurisdiction. Contractor acknowledges that by signing this Agreement:

a.	Contractor is giving up any right to sue Vigilant Distributors in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed;

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b.	arbitration awards are generally final and binding- a party’s ability to have a court reverse or modify an arbitration award is very limited;

c.	the ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings;

d.	the arbitrators do not have to explain the reason(s) for their award;

e.	the panel of arbitrators may include arbitrators who were or are affiliated with the securities industry; and

f.	the rules of some arbitration forums may include time limits for bringing a claim in arbitration.

10.	Notices

Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by, facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Vigilant Distributors or the Firm, as the case may be. Notice shall be given to each party at the following address:

To Vigilant Distributors:

Vigilant Distributors, LLC

Attention: Patrick Chism

223 Wilmington West Chester Pike, Suite 216

Chadds Ford, PA 19317

Email: patrick@vigilantdistributors.com

Telephone: 484 840 3701

To Contractor:

Hand-delivered notices shall be deemed communicated upon receipt; mailed notices shall be deemed communicated three (3) days after mailing. Either party may change the address to which notices should be sent by giving notice as provided in this Section.

11.       Governing Law

The rights and obligations of the parties arising under this Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof.

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12.       Entire Agreement

This Agreement sets forth the entire agreement between the parties hereto and fully supersedes all prior agreements or understandings between the parties hereto. Any modification or amendment to this Agreement must be in writing and must be signed and dated by all of the parties and must explicitly state that it is intended to be an amendment to or modification of this Agreement.

13.       Counterparts

This Agreement may be executed in any number of counterparts, or in different counterparts, any of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Facsimile or electronically transmitted signatures shall be deemed to be originals.

14.       Severability

The Parties agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and the remainder of the Agreement shall remain in full force and effect. In the event that any provision of this Agreement is held to be unenforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

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IN WITNESS WHEREOF, the parties hereto have executed caused this Agreement to be executed by their officers designated below as of ______, 202[X].

Contractor

By:_______________________________

Name: Maurits Pot

Title: Director

Address:

230 Vesey St, New York, NY 10281, United States

Vigilant Distributors, LLC

By:_______________________________

Name: Patrick Chism

Title: CEO

Address:

223 Wilmington West Chester Pike, Suite

216, Chadds Ford, PA 19317

Schedule C

Product types currently permitted:

Tema ETFs

Registered Rep marketing will be limited to entities as Vigilant Distributors may permit from time to time (it being expected that acceptable entities will Financial Intermediaries, entities that would qualify as being “institutional accounts” under FINRA Rule 4512).

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